Exhibit 11



                 SHELDAHL, INC. AND SUBSIDIARY
     STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
             (in thousands, except per share data)



                                              For The Three Months Ended

                                               December 1,   December 2,
                                                 1995           1994

Primary Earnings Per Share

Weighted average number of issued
   shares outstanding                             6,994          6,602

Effect of exercise of stock options
   under the treasury stock method                  263            236
                                                 ______         ______
Weighted average shares outstanding used
   to compute primary earnings per share          7,257          6,838
                                                 ======         ======
Net income                                       $  858        $   519
                                                 ======         ======
Net income per share                             $ 0.12        $  0.08
                                                 ======         ======


Fully diluted earnings per share

Weighted average number of issued
   shares outstanding                             6,994          6,602

Effect of exercise of stock options
   under the treasury stock method                  285            296
                                                 ______         ______
Weighted average shares outstanding used
To compute fully diluted earnings per share       7,279          6,898
                                                 ======         ======

Net income                                       $  858        $   519
                                                 ======         ======

Net income per share                             $ 0.12        $  0.08
                                                 ======         ======